Annex D. Dec. 31, 2000 Audited Financial Statements for GroupNow

GroupNow, Inc. and Subsidiaries

(A Development Stage Company)

Unaudited Consolidated Condensed Financial Statements

Three months ended March 31, 2001 and 2000

Contents

Financial Information

Unaudited Consolidated Condensed Balance Sheets as of March 31, 2001…………………………………2

Unaudited Consolidated Condensed Statements of Operations for the three months ended March 31, 2001 and 2000……………3

Unaudited Consolidated Condensed Statements of Cash Flows for the three months ended March 31, 2001 and 2000……………4

Unaudited Notes to Consolidated Condensed Financial Statements………………………………………………………………………6

GroupNow, Inc. and Subsidiaries

(A Development Stage Company)

Unaudited Consolidated Condensed Balance Sheets

As of March 31, 2001

March 31, 2001 ………………
Assets
Current assets:
Cash and cash equivalents	$ 124,076
Prepaid expenses and other current assets	67,631 ………………
Total current assets	191,707

Property and equipment, net of accumulated depreciation and amortization of $27,600	100,595
Other assets	40,000 ………………
Total assets	$ 332,302 ……………… ………………

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 51,625
Accrued payroll liabilities	104,565 ………………
Total current liabilities	156,190

Commitments

Stockholders' equity:
Series A preferred stock, $.001 par value per share, 1,000,000 shares authorized, no shares issued and outstanding	–
Preferred stock, $.001 par value per share, 1,000,000 shares authorized, no shares issued and outstanding	–
Common stock, $.001 par value per share, 20,000,000 shares authorized, 6,850,000 shares issued and outstanding	6,850
Common stock subscribed	20
Additional paid-in capital	1,968,185
Deficit accumulated during the development stage	(1,798,943)
Total stockholders' equity	176,112 ………………
Total liabilities and stockholders' equity	$ 332,302 ……………… ………………

See accompanying notes.

GroupNow, Inc. and Subsidiaries

(A Development Stage Company)

Unaudited Consolidated Condensed Statements of Operations

For the three months ended March 31, 2001 and 2000
	Three months ended March 31
	2001	2000

Revenue	$ –	$ 392,431

Operating expenses:
Compensation and benefits	280,231	95,630
Professional fees	46,798	7,250
Rent	29,751	16,391
Development costs	18,846	1,548
Depreciation and amortization	8,788	2,384
General and administrative	37,239 ………………	26,236 ………………
Total Operating expenses:	421,653 ………………	149,439 ………………

(Loss) income from operations	(421,653)	242,992

Other income:
Interest income	1,167 ………………	14,231 ………………

(Loss) income before income taxes	(420,486)	257,223

Income taxes	– ………………	– ………………
Net (loss) income	$ (420,486) ……………… ………………	$ 257,223 ……………… ………………
Net (loss) income per common share - basic and diluted	$ (0.06) ……………… ………………	$ 0.04 ……………… ………………

Weighted average number of common shares outstanding	6,851,605	6,250,000

See accompanying notes.

GroupNow, Inc. and Subsidiaries

(A Development Stage Company)

Unaudited Consolidated Condensed Statements of Cash Flows

For the three months ended March 31, 2001 and 2000
	For the three months ended March 31
	2001	2000

Operating activities
Net (loss) income	$ (420,486)	$ 257,223
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	8,788	2,384
Issuance of stock options in exchange for services	25,000	–
Changes in operating assets and liabilities:
Marketable securities	–	(270,000)
Prepaid expenses and other current assets	22,904	23,373
Other assets	–	(52,431)
Accounts payable	(16,396)	25,308
Accrued payroll liabilities	39,161 ………………	1,928 ………………
Net cash used in operating activities	(341,029) ………………	(12,215) ………………

Investing activities
Proceeds from promissory note receivable	–	1,000,000
Disposal of assets	7,858	–
Capital expenditures	(27,297) ………………	(64,443) ………………
Net cash (used in) provided by investing activities	(19,439) ………………	935,557 ………………

Financing activities
Proceeds from common stock subscription	45,000 ………………	– ………………
Net cash provided by financing activities	45,000 ………………	– ………………

Effect of exchange rates on cash and cash equivalents	2,205 ………………	– ………………

Net change in cash and cash equivalents	(313,263)	923,342
Cash and cash equivalents at beginning of period	437,339 ………………	321,084 ………………
Cash and cash equivalents at end of the period	$ 124,076 ……………… ………………	$1,244,426 ……………… ………………

Continued on next page.

GroupNow, Inc. and Subsidiaries

(A Development Stage Company)

Unaudited Consolidated Condensed Statements of Cash Flows (continued)

For the three months ended March 31, 2001 and 2000
For the three months ended March 31
	2001	2000

Supplemental disclosure of cash flow information
Reclassification between common stock, common stock subscribed and additional paid-in capital as a result of stock split	$ 1,374 ……………… ………………	$ 4,850 ……………… ………………

See accompanying notes.

1. Organization and Basis of Presentation

GroupNow, Inc. (the Company) was incorporated in Delaware on February 18, 1999 as VentureNow, Inc. and provides investment banking, consulting and financial services as well as venture capital management. The Company's headquarters and primary operations are in the United States.

The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, developing its services offering, and developing markets for its financial services. Accordingly, the consolidated financial statements of the Company have been prepared in accordance with the accounting and reporting principles prescribed by Statement of Financial Accounting Standards (SFAS) No.7, Accounting and Reporting by Development Stage Enterprises, issued by the Financial Accounting Standards Board.

Interim Financial Information

These consolidated statements are unaudited and should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2000. These unaudited consolidated condensed financial statements reflect all adjustments, consisting only of normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results in the interim periods presented. Interim operating results may not be indicative of the operating results for a full year.

On October 19, 2000, the Company's shareholders authorized a 2.5-for-1 split of its common stock with no change in par values for shareholders of record as of that date. On March 28, 2001, the Company's shareholders authorized a 1.25-for-1 split of its common stock with no change in par value for shareholders of record as of that date. To reflect the splits, common stock was increased and paid-in capital was decreased by the same amount. All per share and shares outstanding data have been restated to reflect the impact of the split.

Computation of Net (Loss) Income per Common Share

Net (loss) income per common share is computed using the weighted average number of common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon excercise of stock options (using the treasury stock method.) Potential common shares outstanding have not been included in the computation of diluted (loss) income per share for all periods presented, as their effect is anti-dilutive.

Use of Estimates

The preparation of consolidated condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information, and, consequently, actual results could differ from these estimates.

Reclassifications

Certain amounts in the prior year's consolidated financial statements and related notes have been reclassified to conform to the current year's presentation.

3. Going Concern

The financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported a net loss of $420,486 and $1,251,447 for the three months ending March 31, 2001 and for the year ended December 31, 2000, respectively. This condition raises substantial doubt about the Company's ability to continue as a going concern.

The Company is currently negotiating with several private funding sources to possibly place up to $3 million of the Company's securities in a private placement. Although the Company believes that there are a number of parties interested in participating in such placement, there is no guarantee that the Company will be successful in raising all or a portion of such additional funds.

The Company's continued existence is dependent upon its ability to raise capital and to market and sell its services successfully. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

4. Stockholders' Equity

Stock Options

On January 4,2001, the Company granted options to an employee to purchase 250,000 shares of the Company's common stock at $1.60, per share, the then fair market value of the Company's common stock.

Common Stock Subscribed

In February 2001, the Company received $45,000 from an accredited investor. The funds were deposited into escrow pending the resolution of management's plan to raise additional financing for the Company. Common stock subscribed was credited for the par value of the stock subscribed and the balance of the $45,000 was credited to additional paid in capital.

5. Subsequent Event

On June 4, 2001, the Company entered into a share exchange agreement (the Agreement) with a Florida public company (the Public Company), whereby its shareholders agreed to exchange all of the Company's issued and outstanding shares for 9,453,017 shares of the Public Company. The closing of the Agreement is expected to occur immediately after the Public Company has satisfied the reporting requirements of Florida state law and Section 14 of the Securities Exchange Act of 1934. At the closing, the Company will become a wholly owned subsidiary of the Public Company.